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Exhibit 23.1

CONSENT OF REZNICK GROUP, P.C.,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of VCampus Corporation for the registration of 1,405,327 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2005, except for Note 15, as to which the date is March 30, 2005, with respect to the consolidated financial statements and schedule of VCampus Corporation included in its Annual Report on Form 10-K as of and for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Bethesda, Maryland
May 16, 2005

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CONSENT OF REZNICK GROUP, P.C., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM